September 7, 2020

Via Email

Rocky Mountain Minerals Corp.

Bullfrog Gold Corp.

897 Quail Run Drive

Grand Junction, CO 81505

Attention: David Beling

Re: Letter Agreement Mineral Lease and Option to Purchase – Second Amendment

Dear Mr. Beling:

This Letter Agreement further amends that certain Mineral Lease and Option to Purchase dated March 23, 2015 by and between Barrick Bullfrog Inc., a Delaware corporation (“Barrick Bullfrog”) and Rocky Mountain Minerals Corp. (“Rocky Mountain”), as initially amended pursuant to a letter agreement dated May 21, 2019 (the “Agreement”). Capitalized terms not defined in this Letter Agreement will have the definitions set forth in the Agreement.

Barrick Bullfrog and Rocky Mountain wish to amend the Agreement in order to extend the Term and provide an additional one-month period for completion of the Project Work Commitment. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Barrick Bullfrog and Rocky Mountain amend the Agreement as follows:

First: Delete Section 4.1 in its entirety and replace it with the following

4.1The term of this Agreement shall be for a period commencing on the Effective Date and ending at 12 o’clock midnight (Pacific Standard Time) on October 23, 2020 unless sooner terminated as provided by Section 8 or the Closing.

Second: Delete Section 5.1(b) in its entirety and replacing it with the following:

(b)Rocky Mountain shall expend $1.5 million as minimum work commitments for the benefit of the Properties prior to October 23, 2020 per the schedule below (“Project Work Commitment”):

Annual Project Work	Minimum Project Work
Commitment Deadlines	Commitment ($)

First Anniversary of Effective Date	100,000
Second Anniversary of Effective Date	200,000
Third Anniversary of Effective Date	300,000
Fourth Anniversary of Effective Date	400,000
By October 23, 2020	500,000

As the Property is part of a logical land and mining unit, work performed on any of the Properties will be counted toward Rocky Mountain’s Project Work Commitment. In any given year, if Rocky Mountain incurs Project Work Commitment expenditures in excess of the Project Work Commitment for that year, then up to 20% of the excess expenditures, as measured against the Project Work Commitment for that year, shall be credited toward the minimum Project Work Commitment expenditures for the following years. In any given year, if Rocky Mountain incurs expenditures below the required Project Work Commitment for that year, then up to 20% of the measured against the Project Work Commitment for that year, may be carried forward by Rocky Mountain and added to the minimum Project Work Commitment expenditures for the following year. In such case, Rocky Mountain shall make cash payments to Barrick Bullfrog equal to the remaining expenditure shortfall for the year. Further, if Rocky Mountain incurs expenditures below the required Project Work Commitment for a given year but elects not to carry forward any shortfall to the subsequent year, then Rocky Mountain shall make cash payments to Barrick Bullfrog equal to the expenditure shortfall for the year; provided however, that if Rocky Mountain elects not to carry forward any shortfall such payment shall not be due if Rocky Mountain terminates this Agreement before the end of the year of with the expenditure shortfall. The Project Work Commitment shall include all the expenditures defined under Mining Operations herein plus a 5% management fee of the total expenditures; but excluding any corporate expenses of Rocky Mountain.

Except as specifically amended by this Letter Agreement, the Agreement will remain in full force and effect and is hereby ratified and confirmed.

By executing this Letter Agreement in the space provided below, Rocky Mountain agrees to the amendment of the Agreement as set forth herein.

[Signatures on the Following Page]

Signatures to Letter Agreement Mineral Lease and Option to Purchase - Second Amendment

BARRICK BULLFROG INC.

By: /s/ Michael R. McCarthy

Name: Michael R. McCarthy

Title: Director

By: /s/ Patrick Malone

Name: Patrick Malone

Title: General Manager

Agreed to and accepted by Rocky Mountain Minerals Corp.,

this 7th day of September, 2020.

ROCKY MOUNTAIN MINERALS CORP.

By: /s/ David Beling

Name: David Beling

Title: President & CEO